NEWS RELEASE C2011-19
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST
DST Contacts:
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer

Media:
Matthew Sherman / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
Art Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

FOR IMMEDIATE RELEASE – December 7, 2011                                                                                                                     Page 1

MIKE FITT RETIRES FROM BOARD OF DIRECTORS OF DST SYSTEMS

KANSAS CITY, MO (December 7, 2011) – DST Systems, Inc. (NYSE: DST) announced today that Michael G. Fitt, who has served as a member of the Company's Board of Directors since 1995 and has served as the Board's Lead Independent Director since 2004, is retiring from the Board, effective December 15, 2011.  Mr. Fitt is looking forward to enjoying his retirement.

“On behalf of the Board and the Company, I thank Mike for his 16 years of distinguished service to DST and his tireless efforts to help position the Company for success,” said Thomas A. McDonnell, Chief Executive Officer of DST.  “Mike has long been a valued member of the Board, and we wish him only the best in his retirement.”

In connection with Mr. Fitt’s retirement, Robert T. Jackson, 65, will become the new Lead Independent Director for the Board.  Mr. Jackson has served as a member of the Board since 2007.  He is the former principal financial officer and an administrative officer of American Century Investments, an investment management company.  Prior to joining American Century, Mr. Jackson held various leadership positions in Kemper Corporation, a financial services company.

The Company noted that the Corporate Governance/Nominating Committee of the Board has determined to retain Spencer Stuart, a leading, global executive search firm, to identify qualified, independent director candidates to fill at least two seats on the Board.  The committee intends to recommend the nomination of individuals with the skills and attributes that will add value to the Board's oversight, strategic input, and deliberative process.

About DST Systems, Inc.
DST Systems, Inc. provides sophisticated information processing and computer software services and products that help clients improve productivity, increase efficiency, and provide higher levels of customer service.  For more information, please visit the Company’s website at www.dstsystems.com.

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FOR IMMEDIATE RELEASE – December 7, 2011                                                                                                                     Page 2

The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Forms 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.  Brand, service or product names or marks in this press release are trademarks or service marks, registered or otherwise, of  DST Systems, Inc., DST subsidiaries or affiliates, or  third parties.